UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2013 (March 21, 2013)

HEALTHCARE TRUST OF AMERICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35568	20-4738467
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona		85254
(Address of Principal Executive Offices)		(Zip Code)

(480) 998-3478

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 21, 2013, Healthcare Trust of America Holdings, LP (the “Operating Partnership”), the operating partnership subsidiary of Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”), and HTA entered into a Purchase Agreement (the “Purchase Agreement”) with Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc., on behalf of the Initial Purchasers named therein, pursuant to which the Operating Partnership agreed to issue and sell, and the Initial Purchasers agreed to purchase, $300.0 million in aggregate principal amount of the Operating Partnership’s 3.70% Senior Notes due 2023 (the “Notes”) in accordance with the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Rule 144A under the Securities Act. The closing of the sale of the Notes pursuant to the Purchase Agreement is expected to occur on March 28, 2013.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Operating Partnership and HTA, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The description of the Purchase Agreement in this report is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1         Purchase Agreement, dated March 21, 2013, among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc., Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE TRUST OF AMERICA, INC.

March 27, 2013	By:	/s/ Scott D. Peters
Name: Scott D. Peters
Title: Chief Executive Officer, President and Chairman